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Exhibit 10.9


RESTRUCTURING AGREEMENT


This RESTRUCTURING AGREEMENT (this "Agreement"), dated as of December 24, 1996, is between Bedford Capital Financial Corporation, a corporation organized under the laws of Liberia ("Bedford"), PMC International Inc., a Colorado corporation (the "Company"), Portfolio Management Consultants, Inc., a Colorado corporation ("PMC"), Portfolio Brokerage Services Inc., a Colorado corporation ("PBS"), and Portfolio Technology Services, Inc. a Colorado corporation ("PTS").


RECITALS

A. Bedford, the Company, PMC, PBS and PTS are parties to the Investment Agreement, dated as of July 26, 1995 (the "Investment Agreement"), pursuant to which Bedford loaned a total of $3,000,000 to the Company (the "Loans") evidenced by certain promissory notes of the Company (the "Notes"). The Loans are secured by Security and Pledge Agreements between Bedford and each of the Company and PTS, each dated as of July 26, 1995 (the "Security Agreements") and a Non-Recourse Guaranty and Pledge Agreement between Bedford and PBS dated as of July 26, 1995 (the "Pledge Agreement"). In connection with the Loans, Bedford received warrants (the "Warrants") to purchase up to 3,000,000 shares of the Company's Common Stock, par value $.01 ("Common Stock").

B. Concurrent with the execution and delivery of this Agreement, the Company is effecting the closing of a private placement of its Common Stock (the "Offering") pursuant to the terms of the Private Placement Memorandum dated November 11, 1996 (as amended and supplemented from time to time, the "Memorandum"). Closing of the Offering is conditioned upon effectiveness of the restructuring of the relationship of the Company and its subsidiaries with Bedford reflected in this Agreement (the "Restructuring").

C. Concurrent with the execution and delivery of this Agreement, Bedford and the Company are amending and restating the Registration Rights Agreement dated as of July 26, 1996 (the "Registration Rights Agreement").

D. Bedford has assigned a portion of the Loans and the Warrants to certain persons associated with it. References to Bedford has holder of the Loans and the Warrants include such assignees.

E. In order to facilitate the Closing, the parties desire to complete the Restructuring on the terms set forth herein. Undefined capitalized terms used in this Agreement shall have the meaning given



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to such terms in the Investment Agreement.


AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


ARTICLE 1

Repayment of The Loans; Exercise and
Cancellation of Warrants; Return of Notes

Section 1.1 Repayment of the Loans. Upon execution and delivery of this Agreement, the Company is paying to Bedford by wire transfer of immediately available funds an amount equal to the sum of (i) all interest accrued on the Loans through the date hereof, plus (ii) principal in amount equal to $1,976,250.

Section 1.2 Exercise and Cancellation of Warrants; Issuance of Additional Warrants. Upon execution and delivery of this Agreement, (i) Bedford is exercising Warrants to purchase 1,023,750 shares of Common Stock, (ii) Bedford is delivering to the Company and the Company is accepting for cancellation the remaining Warrants not being exercised pursuant to clause (i) of this Section
1.2 in exchange for the issuance and delivery of 976,250 shares of Common Stock and (iii) the Company is executing and delivering to Bedford a new Warrant to purchase 150,000 shares of Common Stock at an exercise price of $2.125 per share. In payment of the exercise price of these Warrants, Bedford is delivering and the Company is accepting delivery of the unpaid portion of the Notes to the extent of their outstanding principal balance. The Company is issuing and delivering to Bedford certificates representing such shares, which shall be duly issued and authorized, fully paid and non-assessable.

Section 1.3 Cancellation of Notes and Warrants. Bedford is delivering to the Company for cancellation all Notes and Warrants, such cancellation to be effective upon consummation of the transactions contemplated by Sections 1.1 and 1.2.


ARTICLE 2

Termination of Investment Agreement and
Related Agreements; Release of Liens




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Section 2.1 Termination of Investment Agreement and Related Agreements. Except
as specified in Section 2.3, the Investment Agreement and all agreements executed by Bedford pursuant to or in connection with the Investment Agreement including, without limitation, the Security Agreements, the Pledge Agreement and all other Security Documents, and all obligations of the parties thereunder, are hereby terminated, and notwithstanding any provision to the contrary in any such agreement, no provision of any such agreement will survive such termination.

Section 2.2 Release of Liens. Bedford will, and will cause all other holders of the Notes to, cooperate in good faith and execute such documents as the Company reasonably requires to effect the release of all liens or other security interests of such parties over or affecting the Collateral under the Security Documents.

Section 2.3 Other Agreements. This Agreement does not affect the Rights Agreement, which is being amended concurrently herewith and which shall remain in effect, as amended, following consummation of the transactions contemplated hereby and shall terminate only in accordance with its terms. In addition, Bedford, the Company and certain shareholders of the Company are as of the date hereof executing and delivering a Shareholders Agreement to replace the shareholders agreement entered into by Bedford and the Company, among others, in connection with the Investment Agreement.


ARTICLE 3

Representations and Warranties of the Parties

Each of the parties represents and warrants to the other parties that (i) it has full power and authority to enter into this Agreement, (ii) it has duly authorized the execution and delivery of this Agreement, and the performance and observance of its terms, (iii) this Agreement constitutes legal, valid and binding obligations of such party, enforceable against it in accordance with its terms, and (iv) no consent, approval, exemption, authorization or order of or other action by, and no notice to or filing with, any third party is required in connection with the execution, delivery or performance by such party of this Agreement or to consummate any transactions contemplated hereby, except for filings required under the applicable securities laws.




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ARTICLE 4

Miscellaneous

4.1 Notices. All notices given hereunder shall be in writing, shall be given by overnight courier service, telecopy, facsimile or copy delivered by hand, and,
(i) if delivered by overnight air courier service, shall be deemed received one business day after having been deposited with such overnight air courier service, postage prepaid, and (ii) if delivered by telex, telecopy or hand delivery, shall be deemed received on the day the notice is sent, in each case addressed as follows:

  If to Bedford or to any holder of a Note, to:

Bedford Capital Financial Corporation
2nd Floor
Charlotte Hs.
Shirly Street
Nassau, Bahamas
Attention:  Richard C. Mauran
Chairman and CEO
and Suzanne J. Black
Treasurer and CFO

With a copy to:

Karen L. Barsch, Esq.
Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
950 Seventeenth Street, Suite 1600
Denver, Colorado 80202

If to the Company, PMC, PBS, or PTS, to:

PMC International, Inc.
555 17th Street
Suite 1400
Denver, Colorado  80202
Attention:  Chief Executive Officer

With a copy to:

Holme Roberts & Owen LLP
1700 Lincoln
Suite 4100
Denver, CO  80206
Attention:  Francis R. Wheeler




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Any party may, by written notice so delivered to the others, change the address or facsimile number to which delivery shall thereafter be made.

4.2 Counterpart Execution; Bedford Representation. This Agreement may be executed in any number of counterparts which together, including those received by facsimile transmission which shall be effective as originals, shall constitute but one and the same instrument. This Agreement shall become effective upon execution by the parties, provided that Bedford's execution shall constitute execution on behalf of itself and each holder of a Note for purposes of this Section 4.2. Bedford hereby represents and warrants that it has full authority and approval to execute this Agreement on behalf of each holder of a Note and acknowledges that the Company is relying on such representation. Bedford will fully indemnify and hold the Company harmless for any damage or expense incurred by the Company resulting directly or indirectly from the inaccuracy of the Representations of Bedford in this Paragraph 4.2.

4.3 Entire Agreement. This Agreement constitutes and incorporates the entire agreement between the parties concerning the subject matter hereof and supersedes and cancels any prior or contemporaneous agreements, verbal or written, between the parties concerning the subject matter hereof.

4.4 Amendments; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of Bedford and the Company.

4.5 Inconsistent Provisions; Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof.

4.6 References and Titles. All references in this Agreement to Sections and other subdivisions are to Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

4.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.8   Governing Law; Jurisdiction. This Agreement shall be governed by



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and construed in accordance with the laws of the state of Colorado. Each party hereby consents to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado with respect to any claim arising out of or in connection with this Agreement.


EXECUTED to be effective as of the day and year first above written.

BEDFORD CAPITAL FINANCIAL CORPORATION,



By: /s/ J.W. Nevil Thomas
   Chairman, President & CEO


PMC INTERNATIONAL, INC.



By: /s/ Kenneth S. Phillips
   President & CEO



PORTFOLIO MANAGEMENT CONSULTANTS, INC.



By: /s/ Kenneth S. Phillips, President



PORTFOLIO BROKERAGE SERVICES, INC.



By: /s/ Vali Nasr
   President



PORTFOLIO TECHNOLOGY SERVICES, INC.



By: /s/ Kenneth S. Phillips, EVP

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